                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

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                                  FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                 OF THE SECURITIES AND EXCHANGE ACT OF 1934

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                     Commission file number:  33-43082


                        ZIEGLER LEASING CORPORATION
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          (Exact Name of Registrant as Specified in its Charter)

            215 North Main Street, West Bend, Wisconsin, 53095
                              (414) 334-5521
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 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)

             Five Year Extendable/Redeemable Notes Series 1991
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         (Title of Each Class of Securities Covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [_]      Rule 12h-3(b)(1)(i)          [_]
Rule 12g-4(a)(1)(ii)          [_]      Rule 12h-3(b)(1)(ii)         [_]
Rule 12g-4(a)(2)(i)           [_]      Rule 12h-3(b)(2)(i)          [_]
Rule 12g-4(a)(2)(ii)          [_]      Rule 12h-3(b)(2)(ii)         [_]
                                       Rule 15d-6                   [x]


Approximate number of holders of record as of the certification date:  20
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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   January 7, 1997                By:     ZIEGLER LEASING CORPORATION
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                                       Name:   /s/ Thomas F. Fanelli
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                                       Title:  Vice President
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Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.